Exhibit 99.1

Intersect ENT Reports Third Quarter 2017 Results

MENLO PARK, Calif.—November 2, 2017 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the third quarter ended September 30, 2017. Third quarter 2017 revenue was $22.3 million, a 21% increase over the third quarter 2016.

Recent Business Highlights

•	In October 2017, the company announced the presentation of the results of RESOLVE II, a pivotal phase III study evaluating the safety and efficacy of SINUVA™, an investigational steroid releasing sinus implant, at the 4th Congress of European ORL-HNS in Barcelona, Spain, by Robert C. Kern, M.D., Chairman of Otolaryngology — Head and Neck Surgery at Northwestern University Feinberg School of Medicine.

•	In September 2017, the company announced the presentation of a meta-analysis from two randomized studies evaluating the safety and efficacy of SINUVA at the American Rhinologic Society’s Annual Meeting in Chicago by J. Pablo Stolovitzky, M.D., of ENT of Georgia.

Third Quarter Financial Results

Total revenue grew to $22.3 million for the third quarter of 2017 compared to $18.5 million for the same period of 2016, an increase of 21%. The increase in revenue was primarily attributable to growth in adoption of the PROPEL® family of products.

Gross profit for the third quarter of 2017 was $18.5 million, representing an 83% gross margin, compared to $15.7 million in the same period of the prior year, representing an 85% gross margin. The decrease in gross margin was primarily attributable to initial inefficiencies associated with ramping up production of PROPEL Contour, which received FDA approval earlier this year.

Operating expenses for the third quarter of 2017 were $23.1 million, compared to $22.1 million in the same period of the prior year, an increase of 4%. R&D expenses increased to $4.3 million from $4.2 million. SG&A expenses increased to $18.7 million from $17.9 million, primarily driven by increased headcount.

Cash, cash equivalents and short-term investments totaled $102.5 million as of September 30, 2017.

Outlook

The company’s revenue outlook for the fourth quarter 2017 is in the range of $27.3 to $27.8 million and for the full year in the range of $94.1-$94.6 million. The outlook for 2017 gross margin continues to be approximately 84%. The company’s forecast for 2017 operating expenses, including the addition of pre-approval production of SINUVA, which would generate incremental R&D expense of approximately $1.5 million, is in the range of $98-$100 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s third quarter 2017 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10113313.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10113313. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is dedicated to transforming the landscape of care for patients with ear, nose and throat conditions. The company’s PROPEL family of dissolvable steroid releasing implants are clinically proven to improve outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products, including risks and benefits, please visit www.IntersectENT.com.

The SINUVA steroid releasing implant has not been approved by the FDA and is available for investigational use only.

Intersect ENT® and PROPEL® are registered trademarks and SINUVATM is a trademark of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth, financial outlook and product development are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and Intersect ENT’s projections about 2017 revenue, gross margin, operating expenses and cash usage. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105:

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$22,313	$18,468	$66,772	$54,477
Cost of sales	3,808	2,788	10,376	9,115

Gross profit	18,505	15,680	56,396	45,362
Gross margin	83%	85%	84%	83%
Operating expenses:
Selling, general and administrative	18,746	17,905	57,747	53,093
Research and development	4,346	4,237	12,742	13,320

Total operating expenses	23,092	22,142	70,489	66,413

Loss from operations	(4,587)	(6,462)	(14,093)	(21,051)
Interest income and other, net	326	236	882	645

Net loss	$(4,261)	$(6,226)	$(13,211)	$(20,406)

Net loss per share, basic and diluted	$(0.15)	$(0.22)	$(0.46)	$(0.72)

Weighted average common shares used to compute net loss per share, basic and diluted	29,269	28,479	28,978	28,356

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$102,498	$103,945
Accounts receivable, net	11,680	14,421
Inventory	8,728	5,613
Prepaid expenses and other current assets	1,576	1,313

Total current assets	124,482	125,292
Property and equipment, net	4,572	4,127
Other non-current assets	481	358

Total assets	$129,535	$129,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,486	$3,267
Accrued compensation	11,236	10,152
Other current liabilities	981	945

Total current liabilities	14,703	14,364
Deferred rent and other non-current liabilities	793	1,016

Total liabilities	15,496	15,380
Total stockholders’ equity	114,039	114,397

Total liabilities and stockholders’ equity	$129,535	$129,777